AmTrust Financial Services, Inc. Achieves Continued Momentum with Strong Fourth Quarter 2013 Operating Earnings(1) of $81.9 Million and Net Income Attributable to Common Stockholders of $64.7 Million
Book Value Per Common Share of $17.85, Up 15.3% Since December 31, 2012 Adjusted for 10% Stock Dividend
Financial Highlights
Fourth Quarter 2013

•	Gross written premium of $1.06 billion, up 36.8%, and net earned premium of $707.6 million, up 84.6% from the fourth quarter 2012

•	Operating diluted EPS(1) of $1.03 compared to $0.70 in the fourth quarter 2012

•	Operating return on common equity(1) of 25.1% and return on common equity of 19.9%

•	Service and fee income of $93.0 million, up 71.9% from the fourth quarter 2012

•	Operating earnings(1) of $81.9 million compared to $53.4 million from the fourth quarter 2012

•	Net income attributable to common stockholders of $64.7 million compared to $55.3 million in the fourth quarter 2012

•	Diluted EPS of $0.82 compared with $0.72 in the fourth quarter 2012

•	Combined ratio of 89.9% compared to 90.5% in the fourth quarter 2012

Full Year 2013

•	Gross written premium of $4.12 billion, up 49.7%, and net earned premium of $2.27 billion, up 59.7% over 2012

•	Operating diluted EPS(1) of $3.39 compared to $2.52 in 2012

•	Operating return on common equity(1) of 21.3% and return on common equity of 23.1%

•	Service and fee income of $331.6 million, up 92.6% from 2012

•	Operating earnings(1) of $264.6 million compared to $191.6 million in 2012

•	Net income attributable to common stockholders of $286.9 million compared to $178.0 million in 2012

•	Diluted EPS of $3.67 compared with $2.34 in 2012

•	Combined ratio of 90.5% compared to 90.1% in 2012

•	Book value per common share of $17.85, up from $15.48 at December 31, 2012

•	AmTrust's stockholders' equity was $1.45 billion as of December 31, 2013

NEW YORK, February 14, 2014 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced it continued to achieve strong business momentum reporting fourth quarter 2013 operating earnings(1) of $81.9 million, or $1.03 per diluted share, an increase of 53.3%, compared to $53.4 million, or $0.70 per diluted share, in the fourth quarter of 2012. Fourth quarter 2013 net income available to common stockholders totaled $64.7 million, or $0.82 per diluted share, an increase of 17.0% from $55.3 million, or $0.72 per diluted share, in the fourth quarter 2012. Fourth quarter 2013 annualized operating return on common equity(1) was 25.1% compared to 19.3% in the fourth quarter 2012. Fourth quarter 2013 annualized return on common equity was 19.9% compared to 19.9% in the fourth quarter 2012.
For 2013, operating earnings(1) totaled $264.6 million, or $3.39 per diluted share, an increase of 38.1%, compared to $191.6 million, or $2.52 per diluted share, in 2012. During 2013, net income attributable to common stockholders totaled $286.9 million, or $3.67 per diluted share, an increase of 61.2% from $178.0 million, or $2.34 per diluted share, in 2012. Operating return on equity(1) for 2013 was 21.3% compared to 18.8% in 2012. Return on equity was 23.1% compared to 17.5% in 2012. December 31, 2013 book value per share rose 15.3% to $17.85 from $15.48 as of December 31, 2012. Per share results for the fourth quarter and year reflect a 10% stock dividend declared by the Board of Directors on August 6, 2013.

Barry Zyskind, AmTrust Financial’s Chief Executive Officer and President, stated, “Our strong fourth quarter and year end results underscore the excellent momentum that AmTrust continues to experience across all our business lines. This performance reflects several important factors that are advancing AmTrust’s competitive edge. First, we focus on lines of business where we have sound expertise and that represent the potential for enhanced value. Second, we have been able to capitalize on AmTrust’s strong financial position to grow our businesses both organically and to take advantage of attractive external opportunities where we can use our strengths to build value as a part of AmTrust. Third, our business is supported by a strong balance sheet. Going forward, we will continue to build AmTrust consistent with our priority to grow the value of the enterprise for the long term benefits of all our stakeholders.”

Fourth Quarter 2013 Results
Total revenue was $816.4 million, an increase of $354.8 million, or 76.9%, from $461.5 million in the fourth quarter 2012. Gross written premium was $1.06 billion, an increase of $284.6 million, or 36.8%, from $773.6 million in the same period a year ago. Net written premium of $664.8 million rose $251.8 million, or 61.0%, from $413.0 million in the fourth quarter 2012. Net earned premium of $707.6 million increased $324.2 million, or 84.6%, from $383.4 million in the fourth quarter 2012. The combined ratio was 89.9% compared with 90.5% in fourth quarter 2012.
Total service and fee income of $93.0 million increased $38.9 million, or 71.9%, from $54.1 million in fourth quarter of 2012 and included $22.5 million from related parties in the fourth quarter 2013 compared with $8.8 million in the fourth quarter 2012.
Investment income, excluding net realized gains and losses, totaled $20.8 million, an increase of 10.2% from $18.9 million in the fourth quarter of 2012. In addition, fourth quarter 2013 results included net realized investment losses of $4.9 million, or $3.2 million after-tax, on certain fixed income and equity investments compared with net realized gains of $5.2 million, or $3.4 million after-tax, in the fourth quarter of 2012.
The Company's net gain on life settlements including non-controlling interest was $3.7 million compared to a net gain of $8.5 million in the fourth quarter of 2012. Operating earnings(1) included a gain on life settlement contracts of $2.0 million, net of non-controlling interest, compared to a gain of $4.5 million, net of non-controlling interest in the fourth quarter of 2012.
Loss and loss adjustment expense totaled $470.4 million in the fourth quarter 2013, an increase of $215.1 million from $255.3 million in the fourth quarter 2012 and resulted in a loss ratio of 66.5% compared with 66.6% for the fourth quarter 2012.
Acquisition costs and other underwriting expense of $165.7 million increased $73.9 million from $91.8 million for the fourth quarter 2012. The expense ratio was 23.4%, down from 23.9% in the fourth quarter 2012. Ceding commissions (5), primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $77.2 million, up 37.2% from $56.3 million in the fourth quarter 2012. During the three months ended December 31, 2013, AmTrust ceded $321.0 million of gross written premium and $275.5 million of earned premium to Maiden compared to $269.6 million of gross written premium and $214.9 million of earned premium ceded in the fourth quarter 2012.
Other expense of $79.5 million increased $12.1 million from $67.4 million in the fourth quarter 2012.
Full Year 2013 Results
Total revenue was $2.70 billion, an increase of $1.03 billion, or 61.7%, from $1.67 billion in 2012. Gross written premium was $4.12 billion, an increase of $1.37 billion, or 49.7%, from $2.75 billion in 2012. Net written premium was $2.57 billion, an increase of $0.92 billion, or 55.7%, from $1.65 billion in 2012. Net earned premium of $2.27 billion increased $0.85 billion, or 59.7%, from $1.42 billion in 2012.
The combined ratio was 90.5% compared with 90.1% in 2012.
Total service and fee income of $331.6 million increased $159.4 million, or 92.6%, from $172.2 million in 2012 and included $51.5 million from related parties in 2013, compared with $29.0 million in 2012.
Investment income, excluding net realized gains and losses, totaled $84.8 million, an increase of 24.4% from $68.2 million in 2012. In addition, 2013 results included net realized investment gains of $15.5 million, or $10.1 million after-tax, on certain fixed income and equity investments compared with a gain of $9.0 million, or $5.8 million after-tax, in 2012.
In 2013, net gain on life settlements including non-controlling interest was $3.8 million compared to $13.8 million in 2012. Operating earnings(1) included a gain on life settlement contracts of $2.0 million, net of non-controlling interest, compared to a gain of $6.7 million, net of non-controlling interest in 2012.

Loss and loss adjustment expense totaled $1.52 billion in 2013, an increase of $594.7 million from $922.7 million in 2012 and resulted in a loss ratio of 67.0% compared with 65.0% in 2012.
Acquisition costs and other underwriting expense of $533.2 million increased $177.2 million from $356.0 million in 2012. The expense ratio was 23.5%, down from 25.1% in 2012. Ceding commissions (5), primarily related to the reinsurance agreements with Maiden, totaled $276.6 million, up $79.6 million, or 40.4% from $197.0 million a year ago. During 2013, AmTrust ceded $1,150.4 million of gross written premium and $987.5 million of earned premium to Maiden compared to $846.5 million of gross written premium and $730.3 million of earned premium ceded in 2012.
Other expense of $291.6 million increased $113.9 million from $177.7 million in 2012.
Total assets of approximately $11.3 billion increased $3.9 billion, or 52.5%, from $7.4 billion at December 31, 2012. Total cash, cash equivalents and investments of $4.6 billion increased $1.9 billion, or 70.5%, from $2.7 billion as of December 31, 2012. AmTrust's stockholder's equity of $1.45 billion increased 26.7% from $1.14 billion at December 31, 2012.
On August 12, 2013, the Company completed the sale of ten-year notes at 6.125% in the aggregate amount of $250 million. As of December 31, 2013, the Company's long-term debt-to-capitalization ratio was 27.9% compared with 20.9% as of December 31, 2012.
In September 2013, the Company paid a ten percent stock dividend. As a result, all prior years' share amounts have been adjusted.
During 2013, the Board of Directors declared cash dividends totaling $0.56 per share. The Company completed a $115 million preferred share offering on June 10, 2013, for which it declared a per share dividend of $0.8672 during 2013.
(1) References to operating earnings, operating diluted EPS, and operating return on equity are Non-GAAP financial measures defined by the Company as net income attributable to common stockholders, diluted earnings per share and return on equity, in each case excluding after-tax net realized investment gain or (loss) on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain or loss, gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.

Conference Call:
On February 13, 2014 at 9:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 12:00 PM ET Thursday, February 13, 2014 through February 20, 2014 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 47399503, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Media Contact
Kekst & Company
Andrea Calise
Andrea-calise@kekst.com
212.521.4845

Robert Siegfried
robert-siegfried@kekst.com
212-521-4832

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Gross written premium	$1,058,238	$773,645	$4,116,911	$2,749,326

Net written premium	$664,774	$413,012	$2,565,673	$1,648,037
Change in unearned premium	42,788	(29,625)	(299,683)	(229,185)
Net earned premium	707,562	383,387	2,265,990	1,418,852

Service and fee income	92,963	54,064	331,559	172,174
Investment income, net	20,800	18,876	84,819	68,167
Net realized gain	(4,936)	5,213	15,527	8,981
Other revenues	108,827	78,153	431,905	249,322
Total revenue	816,389	461,540	2,697,895	1,668,174
Loss and loss adjustment expense	470,416	255,313	1,517,361	922,675
Acquisition costs and other underwriting expense (5)	165,745	91,796	533,162	356,005
Other expense (5)	79,500	67,413	291,617	177,709
Total expenses	715,661	414,522	2,342,140	1,456,389
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	100,728	47,018	355,755	211,785
Other income (expense):
Interest expense	(10,602)	(7,205)	(34,691)	(28,508)
Net gain on life settlement contracts net of profit commission	3,720	8,520	3,800	13,822
Foreign currency gain (loss)	(8,956)	2,743	(6,533)	(242)
Gain on acquisition (5)	—	—	57,352	—
Total other income (expenses)	(15,838)	4,058	19,928	(14,928)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	84,890	51,076	375,683	196,857
Provision for income taxes (5)	19,413	(7,395)	98,019	21,292
Equity in earnings of unconsolidated subsidiaries (related party)	1,029	636	11,566	9,295
Net income	66,506	59,107	289,230	184,860
Non-controlling interest	159	(3,794)	1,633	(6,873)
Net income attributable to AmTrust stockholders	$66,665	$55,313	$290,863	$177,987
Dividends on preference shares	(1,941)	—	(3,989)	—
Net income attributable to AmTrust common stockholders	$64,724	$55,313	$286,874	$177,987
Operating earnings attributable to AmTrust common stockholders (1)	$81,887	$53,427	$264,588	$191,646

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Earnings per common share:
Basic earnings per share	$0.87	$0.75	$3.86	$2.42
Diluted earnings per share	$0.82	$0.72	$3.67	$2.34
Operating diluted earnings per share (2)	$1.03	$0.70	$3.39	$2.52
Weighted average number of basic shares outstanding	74,481	73,640	74,163	73,269
Weighted average number of diluted shares outstanding	79,059	76,187	77,984	75,620
Combined ratio	89.9%	90.5%	90.5%	90.1%
Return on equity	19.9%	19.9%	23.1%	17.5%
Operating return on equity (3)	25.1%	19.3%	21.3%	18.8%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$—	$(1,757)	$—	$(2,965)
Impairments recognized in other comprehensive income	—	—	—	—
	—	(1,757)	—	(2,965)
Net realized gains on sale of investments	(4,936)	6,970	15,527	11,946
Net realized gains	$(4,936)	$5,213	$15,527	$8,981

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$4,597,189	$2,696,402
Premium receivables	1,615,758	1,251,262
Goodwill and intangible assets	665,393	532,839
Loss and loss expense reserves	4,484,017	2,426,400
Unearned premium	2,679,550	1,773,593
Trust preferred securities	123,714	123,714
Convertible senior notes	164,218	161,218
Senior notes	250,000	—
Preferred shares	115,000	—
AmTrust's stockholders' equity	1,449,644	1,144,121
Book value per common share	$17.85	$15.48

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings:
Net income attributable to AmTrust common stockholders	$64,724	$55,313	$286,874	$177,987
Less: Net realized gains (loss) net of tax	(3,208)	3,389	10,093	5,838
Non cash amortization of intangible assets	(10,877)	(5,374)	(31,667)	(17,165)
Non cash interest on convertible senior notes net of tax	(503)	1,128	(1,950)	(2,090)
Foreign currency transaction gain (loss)	(2,575)	2,743	(152)	(242)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	5,619	—
Acquisition gain net of tax	—	—	40,343	—
Operating earnings attributable to AmTrust common stockholders (1)	$81,887	$53,427	$264,588	$191,646
Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.82	$0.72	$3.67	$2.34
Less: Net realized gain (loss) net of tax	(0.04)	0.04	0.13	0.08
Non cash amortization of intangible assets	(0.14)	(0.06)	(0.41)	(0.23)
Non cash interest on convertible senior notes net of tax	—	0.01	(0.02)	(0.03)
Foreign currency transaction gain (loss)	(0.03)	0.03	—	—
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	0.07	—
Acquisition gain net of tax	—	—	0.51	—
Operating diluted earnings per share (2)	$1.03	$0.70	$3.39	$2.52
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	19.9%	19.9%	23.1%	17.5%
Less: Net realized gain (loss) net of tax	(1.0)%	1.1%	0.8%	0.6%
Non cash amortization of intangible assets	(3.2)%	(1.8)%	(2.6)%	(1.7)%
Non cash interest on convertible senior notes net of tax	(0.2)%	0.4%	(0.2)%	(0.2)%
Foreign currency transaction gain (loss)	(0.8)%	0.9%	—%	—%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	—%	0.5%	—%
Acquisition gain net of tax	—%	—%	3.3%	—%
Operating return on common equity (3)	25.1%	19.3%	21.3%	18.8%

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax and should not be considered an alternative to net income. The Company believes operating earnings are a more relevant measure of the Company's profitability because operating earnings contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(2)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company believes that diluted earnings per share provides investors with a valuable measure of the Company's operating performance for the same reasons that the underlying measure, operating earnings, is considered a better measure of operating performance. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(3)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company believes that operating return on equity provides investors with a valuable measure of the Company's operating performance for the same reasons that the underlying measure, operating earnings, is considered a better measure of operating performance. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of net income attributable to AmTrust common stockholders to income from operations(4):
Net income attributable to AmTrust common stockholders	$64,724	$55,313	$286,874	$177,987
Less: Net realized gains (loss) net of tax	(3,208)	3,389	10,093	5,838
Non cash amortization of intangible assets	(10,877)	(5,374)	(31,667)	(17,165)
Non cash interest on convertible senior notes net of tax	(503)	1,128	(1,950)	(2,090)
Foreign currency transaction gain (loss)	(2,575)	2,743	(152)	(242)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	5,619	—
Acquisition gain net of tax	—	—	40,343	—
Preferred dividend	(1,941)	—	(3,989)	—
Income from operations (4)	$83,828	$53,427	$268,577	$191,646

(4)
Income from Operations is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax, acquisition gain, net of tax and preferred dividends and should not be considered as an alternative to net income. The Company believes income from operations is a more relevant measure of the Company's profitability because income from operations contains the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of income from operations may not be comparable to similarly titled measures used by other companies.

(5)
During the three months ended December 31, 2013, the Company began netting ceding commission with acquisition costs and other underwriting expenses. In prior periods, ceding commission earned was presented as a component of revenue. The amounts included in acquisition costs and other underwriting expense were $77,222 and $276,556 for the three months ended and year ended December 31, 2013, respectively. The amounts reclassified into acquisition costs and other underwriting expense were $56,298 and $196,982 for the three months ended and year ended December 31, 2012, respectively. Additionally, the Company reclassified certain amounts related to its Luxembourg reinsurance companies to reflect the reduction of its deferred tax liability related to its utilization of equalization reserves as a reduction of provision for income taxes rather than a reduction of acquisition costs and other underwriting expenses. The reclassified amounts involved increasing acquisition costs and other underwriting expenses by $1,855 and other expenses by $16,389 and reducing provision for income taxes by $18,244 for the three months ended December 31, 2012. For the year ended December 31, 2012, the reclassified amounts involved increasing acquisition costs and other underwriting expenses by $9,274 and other expenses by $16,389 and reducing provision for income taxes by $25,663. The impact of the aforementioned reclassifications had no impact on net income. These reclassifications increased our combined ratio to 90.5% and 90.1% for the three months ended and year ended December 31, 2012, respectively, from 90.1% and 89.5% for the same periods, respectively. The Company also recorded a retrospective gain on acquisition of $1,566 related to the acquisitions of Car Care, Sequoia and First Non Profit Insurance Company during the three months ended March 31, 2013 and June 30, 2013, which resulted in an increase in net income of $1,215.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Gross written premium
Small Commercial Business	$470,892	$243,659	$1,659,980	$933,740
Specialty Risk and Extended Warranty	382,569	351,596	1,511,649	1,118,710
Specialty Program	205,843	149,939	879,455	578,735
Personal Lines Reinsurance	(1,066)	28,451	65,827	118,141
	$1,058,238	$773,645	$4,116,911	$2,749,326
Net written premium
Small Commercial Business	$303,130	$117,729	$935,313	$474,381
Specialty Risk and Extended Warranty	221,984	174,029	944,081	624,555
Specialty Program	140,726	92,803	620,452	430,960
Personal Lines Reinsurance	(1,066)	28,451	65,827	118,141
	$664,774	$413,012	$2,565,673	$1,648,037
Net earned premium
Small Commercial Business	$316,716	$106,863	$833,812	$416,565
Specialty Risk and Extended Warranty	216,151	148,658	811,837	541,573
Specialty Program	159,201	98,796	520,371	348,568
Personal Lines Reinsurance	15,494	29,070	99,970	112,146
	$707,562	$383,387	$2,265,990	$1,418,852
Loss Ratio:
Small Commercial Business	66.0%	65.1%	65.8%	65.0%
Specialty Risk and Extended Warranty	66.4%	66.8%	67.2%	63.0%
Specialty Program	67.4%	68.5%	68.2%	68.4%
Personal Lines Reinsurance	69.0%	64.5%	68.2%	64.5%
Total	66.5%	66.6%	67.0%	65.0%
Expense Ratio:
Small Commercial Business	26.1%	26.1%	25.5%	26.6%
Specialty Risk and Extended Warranty	16.6%	19.1%	18.6%	20.8%
Specialty Program	26.7%	26.9%	26.6%	28.2%
Personal Lines Reinsurance	30.5%	30.5%	30.5%	30.5%
Total	23.4%	23.9%	23.5%	25.1%
Combined Ratio:
Small Commercial Business	92.1%	91.2%	91.3%	91.6%
Specialty Risk and Extended Warranty	83.0%	85.9%	85.8%	83.8%
Specialty Program	94.1%	95.4%	94.9%	96.6%
Personal Lines Reinsurance	99.5%	95.0%	98.7%	95.0%
Total	89.9%	90.5%	90.5%	90.1%